Exhibit 99.1

CompoSecure, Inc. Announces Record Second Quarter 2022 Financial Results and Raises 2022 Guidance

•	Second quarter Net Sales of $97.2 million, up 54.9% year-over-year
•	Second quarter Net Income of $60.7 million, up 182.4% year-over-year
•	Second quarter Adjusted EBITDA of $39.7 million, up 45.2% year-over-year
•	Arculus named most Innovative Cold Storage Wallet by ABI Research
•	Raises 2022 full year fiscal guidance

Somerset, NJ – August 4, 2022 – CompoSecure, Inc. (Nasdaq: CMPO), a leader in payment, security, and authentication solutions, today announced financial results for the second quarter ended June 30, 2022.

Jon Wilk, CompoSecure’s President and CEO commented, “We had an outstanding quarter, and I am proud that we have achieved record results through strong sales execution, deep customer relationships, and international expansion. Looking ahead, we expect continued growth in our metal payment card business driven by both new customers and expansion of business from our existing base. In addition, we believe that we will benefit from ongoing card issuer trends such as the robust demand for travel and entertainment spending, and the high demand for premium metal card products.”

He continued, “Current challenges in the digital asset market, including crypto exchanges freezing or limiting withdrawals, are driving an increased need for consumers to control their private keys, and we are encouraged by recent partnerships for security, authentication, and cold storage leveraging our Arculus platform. At the same time, this market cycle has created uncertainty in timing for our anticipated Arculus ramp up since some of our partners and targets have been impacted. As we have stated, we continue to be thoughtful about how we are running the business and remain focused on margins while simultaneously managing our investments to capture long-term value for our shareholders. We are confident that our Arculus platform is well positioned to meet the current and anticipated needs of the market.”

Mr. Wilk added, “We have delivered exceptional results through the first half of the year while navigating a dynamic environment. Given our performance and continued confidence in the strength of our sales pipeline, we are raising our 2022 full fiscal year guidance.”

Second Quarter 2022 Financial Highlights

•	Net Sales: Net Sales for the second quarter of 2022 were $97.2 million, up 54.9 % compared to $62.7 million in the second quarter of 2021, and grew 15.0% sequentially from the first quarter of 2022

•	Net Income: Net Income for the second quarter of 2022 was $60.7 million compared to a net income of $21.5 million in the second quarter of 2021.

•	Adjusted EBITDA: Adjusted EBITDA for the second quarter of 2022 was $39.7 million, compared to $27.3 million for the second quarter of 2021, up 45.2% year over year.

•	Gross Profit/Margin: Gross Profit for the second quarter of 2022 was $58.9 million, compared to $35.1 million for the second quarter of 2021. Gross margin for the second quarter of 2022 was 60.6%, compared to 56.0% for the second quarter of 2021.

•	Earnings Per Share: Net Income Per Share attributable to Class A common stockholders for the second quarter of 2022 was $.56 per share (basic) and $.52 per share (diluted).

•	Change in EPS Accounting Policy: Adopted alternative method under U.S. GAAP for calculating basic and diluted EPS by allocating changes in fair value adjustments of mark-to-market instruments among the public company and operating subsidiaries to better reflect the actual economic impact of conversion of such instruments on net income on a per share basis.

Second Quarter 2022 Highlights

•	Record Net Sales driven by strong sales execution, new customers and expansion of business from existing base.

•	Strong international growth with second quarter international Net Sales of $27.1 million, 71.0% higher than second quarter of 2021 due to expansion of international sales team, distributor growth, and demand for premium payment cards in international markets.

•	Arculus ranked as the most innovative Cold Storage Wallet by ABI Research and included as one of the top three leaders for storing cryptocurrency and other digital assets.

•	InBestGo, a Latin American based fintech, has selected CompoSecure to launch a metal credit card that combines premium payment card technology and best-in-class digital authentication; Separately, InBestGo to white label the Arculus cold storage wallet, giving their users the option to securely custody their own keys for their digital assets.

Financial Outlook

•	Full Year 2022 Guidance: The Company is raising its full fiscal year 2022 guidance. For the full year 2022 the Company now expects Net Sales to be in the range of $355mm to $380mm (up from $336mm to $376mm) and full year 2022 Adjusted EBITDA guidance to be in the range of $110mm to $120mm (up from $100mm to $110mm).

Conference Call and Webcast

CompoSecure will host a webcast and simultaneous conference call today at 5:00 p.m. Eastern Time to review the Company’s financial results for the second quarter ended June 30, 2022. To access the webcast, please register at CompoSecure Q1 Earnings Webcast. You may also register to access via a conference call. A live webcast of the conference call will be accessible from the Investors section of our website at https://ir.composecure.com/news-events/events.

About CompoSecure

Founded in 2000, CompoSecure (Nasdaq: CMPO) is a technology partner to market leaders, fintechs and consumers enabling trust for millions of people around the globe. The company combines elegance, simplicity and security to deliver exceptional experiences and peace of mind in the physical and digital world. CompoSecure’s innovative payment card technology and metal cards with Arculus security and authentication capabilities deliver unique, premium branded experiences, enable people to access and use their financial and digital assets, and ensure trust at the point of a transaction. For more information, please visit www.composecure.com and www.GetArculus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. In some instances, these statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements: the outcome of any legal proceedings that may be instituted against the Company or others; the impacts of the ongoing COVID-19 pandemic; the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees; the possibility that the Company may be adversely impacted by other economic conditions (including the rapidly evolving conflict between Russian and the Ukraine), business, and/or competitive factors; future exchange and interest rates; and other risks and uncertainties included under “Risk Factors” in other Company filings that have been made or will be made with the Securities and Exchange Commission. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and that may be different from non-GAAP financial measures used by other companies. The Company believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company’s financial performance. The Company uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business, as well as evaluate its underlying historical performance and to measure incentive compensation, as we believe that these non-GAAP financial measures depict the true performance of the business by encompassing only relevant and controllable events, enabling the Company to evaluate and plan more effectively for the future. In addition, the Company’s debt agreements contain covenants that use a variation of these measures for purposes of determining debt covenant compliance. The Company believes that investors should have access to the same set of tools that its management uses in analyzing operating results. EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of net income to EBITDA and Adjusted EBITDA for the quarters and years ended June 30, 2022 and June 30, 2021.

Contacts:
Anthony Piniella

Head of Communications, CompoSecure

Phone: 908.898.8887

Email: ir@composecure.com

CompoSecure, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$97,199	$62,743	$181,382	$126,465

Operating expenses:
Cost of sales	38,347	27,633	73,771	57,039
Selling, General and administrative	24,431	10,739	43,209	18,796
Total operating expenses	62,778	38,372	116,980	75,835

Income from operations	34,421	24,371	64,402	50,630

Total other income (expense), net	29,039	(2,891)	26,509	(5,928)
Income before income taxes	63,460	21,480	90,911	44,702
Income tax provision	(2,802)	-	(3,345)	-
Net income	60,658	21,480	87,566	44,702

Net income attributable to non-controlling interests	52,184	-	75,628	-
Net income attributable to CompoSecure, Inc	$8,474	$21,480	$11,938	$44,702

Net income per share attributable to Class A common stockholders -basic	$0.56	n/a	$0.80	n/a
Net income per share attributable to Class A common stockholders - diluted	$0.52	n/a	$0.75	n/a

Weighted average shared used to compute net income per share attributable to Class A common stockholders - basic	15,052	n/a	14,993	n/a
Weighted average shared used to compute net income per share attributable to Class A common stockholders - diluted	32,363	n/a	32,341	n/a

CompoSecure, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$87,566	$44,702
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	4,567	5,173
Equity-based compensation expense	4,020	784
Amortization of deferred finance costs	1,252	774
Change in fair value of earnout consideration liability	(19,041)	-
Revaluation of warrant liability	(18,041)	-
Change in fair value of derivative liability	61	-
Deferred tax expense	3,094	-
Changes in assets and liabilities
Accounts receivable	(17,282)	(20,542)
Inventories	(2,938)	(192)
Prepaid expenses and other assets	(1,144)	(515)
Accounts payable	(201)	(1,600)
Deposits and other assets	-	(3,681)
Accrued expenses	10,262	2,125
Other liabilities	(782)	180
Net cash provided by operating activities	51,393	27,206
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,504)	(1,251)
Net cash used in investing activities	(3,504)	(1,251)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	10,000	-
Payment of line of credit	-	(5,000)
Payment of teen loan	(16,878)	(12,000)
Distributions	(25,731)	(14,602)
Payment of issuance cost related to business combination	(23,833)	-
Net cash used in financing activities	(56,442)	(31,602)
Net decrease in cash and cash equivalents	(8,553)	(5,647)
Cash and cash equivalents, beginning of period	21,944	13,422
Cash and cash equivalents, end of period	$13,391	$7,775
Supplementary disclosure of cash flow information
Cash paid for interest expense	$9,638	$5,136
Supplemental disclosure of non-cash financing activity:
Derivative asset - interest rate swap	$5,590	$-

CompoSecure, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Cash and cash equivalents	$13,391	$21,944
Accounts Receivable, net	45,208	27,925
Inventories	28,743	25,806
Prepaid expenses and other current assets	3,740	2,596
Property and equipment, net	21,114	22,177
Right of use asset, net	9,286	5,246
Deferred tax asset	24,777	25,650
Derivative asset - interest rate swap	5,590	-
Deposits and other assets	10	10
TOTAL ASSETS	$151,859	$131,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$4,997	12,500
Current portion of lease liabilities	1,664	1,119
Accounts payable	6,857	7,058
Accrued expenses	23,482	13,220
Deferred issuance costs	-	23,107
Bonus payable	2,676	3,512
Long-term debt, net of deferred finance costs	224,787	233,132
Convertible notes, net of debt discount	127,119	126,897
Derivative liability - convertible notes	613	552
Warrant liability	17,230	35,271
Line of credit	25,000	15,000
Earnout liability	19,386	38,427
Lease liabilities	8,257	4,709
Tax receivable agreement liability	24,897	24,500
Total stockholders’ (deficit)	(335,106)	(407,650)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$151,859	$131,354

CompoSecure, Inc.
Non-GAAP Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$60,658	$21,481	$87,566	$44,703
Add:
Depreciation	2,217	2,587	4,567	5,173
Interest expense, net	5,547	2,891	10,513	5,928
Taxes	2,802	-	3,345	-
EBITDA	$71,224	$26,959	$105,991	$55,804
Equity compensation expense	3,014	343	4,020	784
Mark to market adjustments (1)	(34,586)	-	(37,021)	-
Adjusted EBITDA	$39,652	$27,302	$72,990	$56,588

(1) Includes the changes in fair value of warrant liability, derivative liabilities and earnout consideration liability for the quarter and year ended June 30, 2022.

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